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                                                                Exhibit 10.11


                             [RIBOGENE, INC. LOGO]


May 6, 1994

Ms. Laura S. L. Gaeta
3226 Rim Rock Circle
Olivenbain, CA  92024

Dear Laura:

On behalf of RiboGene, Inc. I am pleased to offer you the position of Vice President of Drug Discovery. I look forward to a mutually profitable and productive relationship as we build the company together.

The terms of your employment relationship with the Company will be as set forth below.

1. POSITION. You will be Vice President of Drug Development, reporting to the Chairman, President and CEO (and you will be a corporate officer).

2.  COMPENSATION

    a. BASE SALARY. You will be paid a base annual salary of $125,000 payable in two equal payments per month, pursuant to the Company's regular payroll policy.

    b. ANNUAL REVIEW. Your base salary will be reviewed at the end of this year, and thereafter annually as part of the Company's normal salary review process.

3.  STOCK OPTIONS

    a. At its first meeting following the commencement of your employment with the Company, the Board of Directors will grant you an incentive stock option to purchase 80,000 shares of the Company's Common Stock at fair market value on the date of grant. One eighth of the grant will vest after six months of employment and thereafter options will vest at the rate of 1/48th of the total grant on each monthly anniversary of your continued employment with the Company. Your grant will be fully vested after four years.





 21375 Cabot Boulevard    Hayward, CA 94545    510-732-5551    510-293-2596 Fax





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Letter from C. Casamento
Page Two


    b. STOCK OPTION BONUS PLAN. The Board of Directors has initiated a stock option bonus plan to be granted at the beginning of each calendar year. The number of shares will be based on each individual's performance the previous year and will be an amount up to 15% of the individual's then current number of option shares. You will be participating in this plan.

4.  RELOCATION EXPENSES

    a. EXPENSE REIMBURSEMENT. The company will reimburse up to but not exceeding $35,000 for actual out-of-pocket expenses in excess of the first $50,000 in expenses for relocation, including legal expenses, expenses incurred in purchasing a home (such as loan fees) and moving expenses.

    Reimbursement of expenses that are not tax-deductible will be "grossed-up" in the amount of taxes that will be payable as a consequence of the reimbursement.

5. BENEFITS. You will participate in the Company benefit plans, such as life insurance, medical and dental insurance, disability insurance, vacation and 401K Plan, as provided to all Company employees.

Except as described above, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. Like all Company employees, you will be required to sign the Company's Standard Agreement relating to protection of the Company's Standard Agreement relating to protection of the Company's proprietary and confidential information and assignment of inventions.

Laura, I feel you will make a significant contribution to RiboGene. Together with the entire RiboGene management team, I look forward to sharing with you the many challenges and rewards as we become a scientific and commercial success.

Please indicate your acceptance by signing and returning the enclosed copy of this letter.

Sincerely,

/s/ CHARLES J. CASAMENTO

Charles J. Casamento

CJC:slb

                                    Accepted and Agreed:

                                    /s/ LAURA S. L. GAETA
                                    ---------------------------------
                                    Laura S. L. Gaeta